Exhibit 10.1

LAKELAND BANCORP, INC.

ELECTIVE DEFERRAL PLAN

WHEREAS, Lakeland Bancorp, Inc., a New Jersey corporation (the “Corporation”), in order to encourage eligible executives of the Corporation and Lakeland Bank, a New Jersey state chartered bank (the “Bank” and, collectively with the Corporation, the “Employer”) to achieve corporate objectives, desires to establish a deferred compensation plan whereby such executives may elect to defer a portion of their compensation, which deferrals will increase based on the Corporation’s return on equity; and

WHEREAS, the Corporation intends for this Plan to at all times be administered and interpreted in such a manner as to constitute, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an unfunded arrangement maintained primarily to provide deferred compensation for a select group of management or highly compensated employees;

NOW THEREFORE, the Lakeland Bancorp, Inc. Elective Deferral Plan (the “Plan”) as set forth herein is hereby established and adopted effective as of March 18, 2015:

ARTICLE 1

DEFINITIONS

For the purpose of this Plan, the following phrases or terms shall have the indicated meanings:

1.1 “Administrator” means the Board or its designee.

1.2 “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3 “Base Salary” means the cash compensation relating to services performed during any calendar year, excluding bonuses, commissions, distributions from nonqualified deferred compensation plans, fringe benefits, incentive payments, non-monetary awards, overtime, relocation expenses, stock options and other fees, and automobile and other allowances paid to a Participant for services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for amounts voluntarily deferred or contributed by a Participant pursuant to qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in a Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

1.4 “Beneficiary” means the person or persons designated in writing by a Participant to receive benefits hereunder in the event of the Participant’s death.

1.5 “Board” means the Board of Directors of the Corporation.

1.6 “Bonus” means the cash bonus, if any, awarded to a Participant for services performed during the calendar year.

1.7 “Cause” means, with respect to any Participant, any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employer; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment with the Employer; or fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Participant’s employment and resulting in a material adverse effect on the Employer.

1.8 “Change in Control” means a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, which constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Treasury regulation Section 1.409A-3(i)(5) but applying, for purposes thereof, the lowest thresholds permitted thereunder to determine whether any of such events or occurrences have occurred).

1.9 “Claimant” means a person who believes that he is being denied a benefit to which he is entitled hereunder.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Deferral Account” means the Employer’s accounting of the accumulated Deferrals plus accrued interest.

1.12 “Deferral Election Form” means each form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate the amount of Deferrals.

1.13 “Deferrals” means the amount of Base Salary and Bonus a Participant elects to defer according to this Plan.

1.14 “Distribution Period Crediting Rate” means, with respect to any date, the interest rate equal to Moody’s 20 year Aa corporate bond index as of the first business day of the year in which such date occurs.

1.15 “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs within twenty-four (24) months following a Change in Control or due to termination for Cause.

1.16 “Effective Date” means March 18, 2015.

1.17 “Eligible Executive” means an executive of the Employer with the title of Executive Vice President or higher, and such other executive(s) of the Employer, if any, as the Administrator may designate as eligible for participation in the Plan.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19 “Normal Retirement Age” means the Participant attaining age sixty-five (65).

1.20 “Participant” means an Eligible Executive who completes and files a Deferral Election Form with the Employer.

1.21 “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.22 “Return on Equity” means the Corporation’s annual return on equity as determined under Generally Accepted Accounting Principles.

1.23 “Separation from Service” means a termination of a Participant’s employment with the Employer and its Affiliates for reasons other than death. A Separation from Service may occur as of a specified date for purposes of the Plan even if the Participant continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Participant reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Employer. If a Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.24 “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If a Participant is a key employee at any time during the twelve (12) months ending on December 31, the Participant shall be a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.25 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 2

DEFERRALS

2.1 Elections Generally. Each Participant may annually file a Base Salary and/or Bonus Deferral Election Form with the Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to the compensation to be deferred will be performed.

2.2 Initial Election. After being notified by the Administrator of becoming eligible to participate in this Plan, a Participant may make an initial deferral election by delivering to the Administrator signed Base Salary and/or Bonus Deferral Election Forms within thirty (30) days of becoming eligible. The Base Salary and Bonus Deferral Election Forms shall set forth the amount of Base Salary and Bonus to be deferred. However, if the Participant was eligible to participate in any other account balance plans sponsored by the Employer (as referenced in Code Section 409A) prior to becoming eligible to participate in this Plan, the initial election to defer Base Salary and Bonus under this Plan shall not be effective until the Plan Year following the Plan Year in which the Participant became eligible to participate in this Plan.

2.3 Election Changes. A Participant may modify the amount of Deferrals annually by filing new Base Salary and/or Bonus Deferral Election Forms with the Employer. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Base Salary and/or Bonus Deferral Election Forms are received by the Employer.

2.4 Hardship. If a Participant experiences an Unforeseeable Emergency, the Participant, by written instructions to the Employer, may discontinue deferrals hereunder. Any subsequent Deferral Elections by such Participant may be made only in accordance with Section 2.1 hereof.

2.5 Employer Contributions. In addition to any Deferrals, the Employer may, at any time, make a contribution to the Deferral Account. Such contribution amounts may, at the election of the Employer, be subject a vesting schedule or such other provisions as the Employer may provide.

ARTICLE 3

DEFFERAL ACCOUNT

3.1 Establishing and Crediting. The Employer shall establish a Deferral Account on its books for each Participant and shall credit to each Participant’s Deferral Account the following amounts:

(a) the Participant’s Deferrals hereunder; and

(b) Interest as follows:

(i) on the first day of each calendar month (commencing with the first day of the month following the Effective Date) until the earlier of a Participant’s Separation from Service or death, interest shall be credited on such Participant’s Deferral Account at an annual rate equal to seventy-five percent (75%) of Return on Equity from the prior calendar year (provided however that the minimum such rate shall be zero percent (0%) and the maximum shall be fifteen percent (15%)), compounded monthly;

(ii) on the first day of each calendar month following a Participant’s Separation from Service or death, interest shall be credited at an annual rate equal to the Distribution Period Crediting Rate, compounded monthly.

3.2 Recordkeeping Device Only. The Deferral Accounts are solely a device for measuring amounts to be paid under this Plan and are not a trust fund of any kind.

ARTICLE 4

PAYMENT OF BENEFITS

4.1 Specified Time Benefit. If a Participant has elected a Specified Time Benefit on the form required by the Board, then the Employer shall pay the Participant his Deferral Account balance or such portion of the Deferral Account balance as the Participant has elected to receive. This Specified Time Benefit shall be paid in the manner elected by the Participant. If the Participant has elected installment payments, then effective the first day of each Plan Year during payout, the monthly installments for such Plan Year shall be re-amortized to take into account changes in the Distribution Period Crediting Rate and the remaining number of monthly installments.

4.2 Normal Retirement Benefit. Except to the extent that a Specified Time Benefit is elected, upon Separation from Service after Normal Retirement Age, the Employer shall pay a Participant his Deferral Account balance calculated at Separation from Service in lieu of any other benefit hereunder. Unless otherwise elected by the Participant at such time and in such manner as the Administrator requires, this benefit shall be paid in one hundred eighty (180) consecutive monthly installments commencing the month following the

Participant’s Separation from Service. Effective the first day of each Plan Year during payout, the monthly installments for such Plan Year shall be re-amortized to take into account changes in the Distribution Period Crediting Rate and the remaining number of monthly installments.

4.3 Early Termination Benefit. Except to the extent that a Specified Time Benefit is elected, if a Participant has an Early Termination, the Employer shall pay the Participant his Deferral Account balance calculated at Separation from Service in lieu of any other benefit hereunder. Unless otherwise elected by the Participant at such time and in such manner as the Administrator requires, this benefit shall be paid in one hundred eighty (180) consecutive monthly installments commencing the month following the Participant’s Separation from Service. Effective the first day of each Plan Year during payout, the monthly installments for such Plan Year shall be re-amortized to take into account changes in the Distribution Period Crediting Rate and the remaining number of monthly installments.

4.4 Change in Control Benefit. Except to the extent that a Specified Time Benefit is elected, if a Change in Control occurs, followed within twenty-four (24) months by a Participant’s Separation from Service, provided, however, that such Separation from Service occurs prior to his Normal Retirement Age, the Employer shall pay the Participant his Deferral Account balance calculated at his Separation from Service in lieu of any other benefit hereunder. Unless otherwise elected by the Participant at such time and in such manner as the Administrator requires, this benefit shall be paid in one hundred eighty (180) consecutive monthly installments commencing the month following Separation from Service. Effective the first day of each Plan Year during payout, the monthly installments for such Plan Year shall be re-amortized to take into account changes in the Distribution Period Crediting Rate and the remaining number of monthly installments.

4.5 Death Prior to Separation From Service. In the event that a Participant dies prior to his Separation from Service, the Employer shall pay his Beneficiary the Deferral Account balance calculated at the Participant’s death, in lieu of any other benefit hereunder. Unless otherwise elected by the Participant at such time and in such manner as the Administrator requires, this benefit shall be paid in one hundred eighty (180) consecutive monthly installments commencing the month following the Participant’s death. Effective the first day of each Plan Year during payout, the monthly installments for such Plan Year shall be re-amortized to take into account changes in the Distribution Period Crediting Rate and the remaining number of monthly installments.

4.6 Death Subsequent to Commencement of Benefit Payments. In the event that a Participant dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay his Beneficiary the same amounts at the same times as the Employer would have paid the Participant, had the Participant survived.

4.7 Optional Form and Timing of Benefit Payments. Notwithstanding anything contained in the Plan to the contrary, a Participant may elect, at the time of enrollment in the Plan, to have his or her Deferral Account paid in a lump sum or in such number of annual or monthly installments as the Board may permit. In addition, the Board may, in its discretion, permit each Participant to elect, at the time of enrollment, to have his or her Deferral Account paid, or commence to be paid, upon a date selected by the Participant. If installments are elected, effective the first day of each Plan Year during payout, the monthly installments for such Plan Year shall be re-amortized to take into account changes in the Distribution Period Crediting Rate and the remaining number of monthly installments. If and to the extent permitted by the Board, a Participant may elect a different form and/or time of payment with respect to each Plan Year that the Participant elects Deferrals hereunder; provided that such election is made prior to the commencement of the Plan Year to which such Deferrals relate. Any election(s) made hereunder may be modified by a Participant in accordance with the provisions of Section 4.16 hereof.

4.8 Benefits Exclusive. The benefits described in Sections 4.2 to 4.5 shall be exclusive of one another. A Participant shall not receive benefits arising out of more than one of those Sections.

4.9 Hardship Distribution. If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Board to receive a distribution from the Plan (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Participant shall receive, within sixty (60) days, a distribution from the Plan only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out as a Hardship Distribution is the Participant’s Deferral Account balance as of the day the Participant petitioned the Board to receive a Hardship Distribution. A Hardship Distribution shall reduce the Participant’s Deferral Account balance.

4.10 Termination for Cause. If the Employer terminates a Participant’s employment for Cause, then the Participant shall forfeit all amounts credited to his Deferral Account except the Deferrals.

4.11 Restriction on Commencement of Distributions. Notwithstanding any provision of this Plan to the contrary, if a Participant is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Participant due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Participant’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

4.12 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Code Section 409A.

4.13 Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a) Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution to a Participant under this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Plan. The delayed amounts shall be distributed to the Participant (or the Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b) Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code is not treated as a violation of law.

(c) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

4.14 Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Plan made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

4.15 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

4.16 Changes in Form or Timing of Benefit Payments. A Participant may, subject to the terms hereof, delay the timing or change the form of payment of his Deferral Account, provided that any such change:

(a) must take effect not less than twelve (12) months after the change is made;

(b) must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was then scheduled to be made;

(c) must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d) may not, except as permitted by Section 409A of the Code, accelerate the time or schedule of any distribution.

ARTICLE 5

BENEFICIARIES

5.1 Designation of Beneficiaries. A Participant may designate any person to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Participant’s lifetime. If the Participant names someone other than the Participant’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant’s spouse and returned to the Administrator. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay the benefit payment to the Participant’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Participant’s living descendants per stirpes, and if there are no living descendants to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

ARTICLE 6

ADMINISTRATION

6.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Participants or Beneficiaries. No provision of this Plan shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2 Administrator Authority. The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes.

6.3 Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

6.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Employer.

6.5 Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to each Participant’s compensation, death, or Separation from Service, and such other information as the Administrator reasonably requires.

6.6 Compliance with Code Section 409A. The Employer intends that the Plan comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to a Participant or Beneficiary. This Plan shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith. In no event may any Participant or Beneficiary, directly or indirectly, designate the calendar year of any payment.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. A Claimant who has not received benefits under this Plan that he believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Plan’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b) Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8

AMENDMENT AND TERMINATION

8.1 Plan Amendment Generally. Except as provided in Section 8.2, this Plan may be amended by the Board at any time; provided, however, that no such amendment shall be made that impairs the rights of Participants to Deferral Accounts as of the date of such amendment without the Participant’s consent unless, in the opinion of the Board, such amendment is needed i) to ensure that the Plan is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Plan to the requirements of any applicable law or iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

8.2 Plan Termination. Subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), this Plan may be terminated by the Board under the following circumstances and conditions.

(a) Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Employer may terminate and liquidate this Plan by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that each Participant and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c) Discretionary Termination. The Employer may terminate and liquidate this Plan provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Plan if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Plan; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Plan; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if Participants participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Plan.

ARTICLE 9

MISCELLANEOUS

9.1 No Effect on Other Rights. No rights are granted to any Participant by virtue of this Plan other than those specifically set forth herein. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Participant without regard to the existence hereof.

9.2 State Law. To the extent not governed by ERISA, the provisions of this Plan shall be construed and interpreted according to the internal law of the State of New Jersey without regard to its conflicts of laws principles.

9.3 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.4 Nonassignability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5 Unsecured General Creditor Status. Payment to Participants or Beneficiaries hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of any Participant to recover the cost of providing benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

9.6 Life Insurance. Each Participant, as a condition of participation in the Plan, agrees that if the Employer chooses to obtain insurance on his life in connection with the Employer’s obligations under this Plan, he shall submit to such physical examinations and truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

9.7 Unclaimed Benefits. Each Participant shall be required to keep the Employer informed of the Participant’s current address and the current address of his Beneficiary. If the location of the Participant is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Participant’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Participant and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Plan.

9.8 Suicide or Misstatement. To the extent that the Employer obtains a life insurance on a Participant in connection with the Employer’s obligations under this Plan,

no benefit shall be distributed hereunder (other than Participant’s Deferrals) if the insurance company which issued such life insurance policy denies coverage (i) for material misstatements of fact made by the Participant on an application for life insurance, or (ii) due to the Participant’s suicide.

9.9 Removal. Notwithstanding anything in this Plan to the contrary, the Employer shall not distribute any benefit under this Plan with respect to a Participant if the Participant is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to a Participant pursuant to this Plan shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

9.10 Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Plan shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to a Participant or Beneficiary under this Plan shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

9.11 Headings and Interpretation. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed part of this Plan. Wherever the fulfillment of the intent and purpose of this Plan requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.12 Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Plan due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

9.13 Coordination with Other Benefits. The benefits provided for a Participant or the Beneficiary under this Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Employer. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

9.14 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and each Participant, the Participant’s successors, heirs, executors, administrators, and Beneficiary.

9.15 Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Plan. Each Participant shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

9.16 Aggregation of Plan. If the Employer offers other account balance deferred compensation plans in addition to this Plan, this Plan and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the undersigned has executed this Plan as evidence of its adoption by the Corporation as of the 18th day of March, 2015:

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara

Name:	Thomas J. Shara

Title:	President and CEO

ELECTIVE DEFERRAL PLAN

Beneficiary Designation

I,                     , designate the following as Beneficiary under this Plan:

Primary

%

%

Contingent

%

%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:	Date:

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Administrator this      day of             , 20

By:
Title: